EXHIBIT 3(i)
CERTIFICATE OF INCORPORATION

SECRETARY OF STATE

THE GREAT SEAL OF THE STATE OF NEVADA

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SUNRISE U.S.A. INCORPORATED did on JULY 22, 1999, file in this office the original Article of Incorportation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

                        IN WITNESS WHEREOF, I have herunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on July 22, 1999.

                         /s/ Dean Heller
                         Secretary of State

                         /s/ Shaynell Dals
                         Cetification Clerk